EXHIBIT 10.2

AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into as of February 28, 2017, by and among Real Estate Strategies L.P., a Bermuda limited partnership (“RES”) and an affiliate of IRSA Inversiones y Representaciones Sociedad Anónima, an Argentine sociedad anónima (“IRSA”), IRSA and Condor Hospitality Trust, Inc., a Maryland corporation (the “Company”).

RECITALS

A. WHEREAS, RES holds 3,245,156 shares of the 6.25% Series D Cumulative Convertible Preferred Stock of the Company (the “Series D Stock”) and a $1,011,599 promissory note convertible into 101,159 shares of Series D Stock (the “Note”);

B. WHEREAS, the Company desires that the holders voluntarily convert their Series D Stock into Condor’s common stock, par value $.01 per share (the “Common Stock”);

C. WHEREAS the parties acknowledge that the holders of the Series D Stock will, upon the holders election to convert their shares of Series D Stock, forego their rights to receive a cash make whole payment in a future public offering or offerings of Common Stock by the Company

D. WHEREAS, to obtain the agreement of the holders of the Series D Stock to convert their shares into Common Stock, the Company has agreed to issue to the holders a new series of preferred stock of the Company, the 6.25% Series E Cumulative Convertible Preferred Stock (the “Series E Stock”), with the terms set forth on Exhibit A attached hereto; and

E. WHEREAS, the parties also wish to agree on certain matters concerning the future issuance of Common Stock, certain registration rights with respect to the Common Stock held by or to be issued to RES, and voting matters.

Unless otherwise provided, all capitalized terms shall have the meaning ascribed to them in Section 1.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. For purposes of this Agreement:

(a) “beneficially own” shall have the meaning ascribed to such term under Rule 13d-3 of the Exchange Act. For the avoidance of doubt, references to RES’s beneficial ownership of Common Stock in this Agreement shall include shares of Common Stock issuable upon conversion of the Series D Stock and promissory note held by RES and shares of Common Stock issuable upon conversion of the Series E Stock to be held by RES.

(b) “Directors Designation Rights Agreement” means the Directors Designation Rights Agreement dated as of February 1, 2012 by and between RES and the Company.

(c) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(d) “Future Offering” means the issuance, on or after the date of this Agreement, of additional shares of Common Stock, or securities convertible into Common Stock (exclusive of commitments for (1) future issuances as of the date of this Agreement as listed on Schedule 1, (2) or to exercise rights to redeem currently outstanding long-term incentive plan or operating units under the operating agreement of Condor Hospitality Limited Partnership, which are described in SEC Reports, (3) for shares issuable pursuant to the terms of the Series E Stock, (4) and shares issued under the Company’s 2016 Stock Plan, or (5) outside such plan for compensation approved by the Compensation Committee of the board of directors and as permitted by applicable stock exchange rules).

(e) “Investor Rights Agreement” means the Investor Rights Agreement dated March 16, 2016 by and among the Company, SREP and StepStone.

(f) “Qualified Equity Offering” means (i) the sale of Common Stock in a single offering of at least $50,000,000 or (ii) the sale of Common Stock in up to three separate offerings totaling at least $75,000,000 in the aggregate, in each case at an a real or effective offering price of $1.60 per share (appropriately adjusted in the same manner as the conversion price of the Series E Stock pursuant to Section 8 of the terms of the Series E Stock) or more.

(g) “Registrable Securities” means shares of Common Stock beneficially owned by RES as of the date of this Agreement, shares of Common Stock issuable on conversion of the Series D Stock and the Note, and shares of Common Stock issuable on conversion of the Series E Stock, plus any shares of Common Stock distributed by the Company as a dividend on such Common Stock.

(h) “Registration Rights Agreement” means the Registration Rights Agreement dated as of February 1, 2012 by and between the Company, RES and IRSA, as amended by the Agreement dated March 16, 2016 by and between the Company, RES and IRSA

(i) “SEC Reports” mean such reports required to be filed by the Company under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, together with any materials filed or furnished by the Company under the Exchange Act, whether or not any such reports were required, including the exhibits thereto and documents incorporated by reference therein.

(j) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

2. Certain Future Offerings and Registration Rights.

(a) Subject to Section 2(b) below, prior to March 16, 2021, and provided that the Series E Stock is outstanding at the time and 14% or more voting control of the Company is held by the RES, then with respect to a Future Offering the Company will not, without the consent of RES, (i) until an aggregate of $100 million of Common Stock has been sold, issue Common Stock below the price of $1.60 per share, or securities convertible into Common Stock with a real or effective conversion or strike price below $1.60 per share of Common Stock, and (ii) thereafter issue Common Stock below the price of $1.72 per share, or securities convertible into Common Stock with a real or effective conversion or strike price below $1.72 per share of Common Stock (each of the foregoing prices per share in this Section 2(a) appropriately adjusted in the same manner as the conversion price of the Series E Stock pursuant to Section 8 of the terms of the Series E Stock).

(b) If RES does not consent to a Future Offering, then the parties agree that the Company at its option may conduct such Future Offering if it first makes an irrevocable offer to RES to repurchase for cash all shares of Common Stock and Series E Stock beneficially owned by RES no later than the launch of the Future Offering, at a repurchase price equal to the greater of (i) an aggregate amount equal to (A) 120% of the liquidation preference of Series E Stock beneficially owned by RES plus (B) 120% of the then-current conversion price of the Series E Stock for each share of Common Stock beneficially owned by RES that were issued upon conversion of any Series D Stock or Series E Stock, or (ii) in exchange for the Series E Stock and Common Stock issued upon conversion of any Series D Stock and Series E Stock, an amount equal to 95% of the aggregate NAV per share multiplied by the number of shares of the Common Stock beneficially owned by RES that were issued upon conversion of any Series D Stock and Series E Stock, and shares of Common Stock issuable upon conversion of Series E Stock (regardless of whether the Series E Stock is convertible at such time); provided, however, that consummation of such repurchase will be conditioned upon, and such consummation will occur immediately concurrent with, the closing of the Future Offering. In any such repurchase, a Future Offering may not be consummated unless provision reasonably acceptable to RES is made for sufficient cash to be set aside to pay RES the repurchase amount in cash. If and to the extent that RES elects not to sell its shares of Series E Stock pursuant to this Section 2(b) and the consummation by SREP III Flight—Investco, L.P., a Delaware limited partnership (“SREP”) of a repurchase (a “SREP Repurchase”) pursuant to Section 2(b) of the Agreement, dated February 28, 2017, by and between SREP, StepStone Group Real Estate LP, a Delaware limited partnership and the Company (the “SREP Agreement”) would cause RES to violate the Ownership Limit (as defined in Article IX(A)(1) of the Articles of Incorporation of the Company) and the Waiver Agreement (as defined below), in each case with respect to the Series E Stock, RES agrees to convert such remaining shares of Series E Stock into Common Stock such that such conversion will be effective immediately prior to the consummation of such SREP Repurchase.

(c) The Company covenants and agrees that with respect to the Registrable Securities, the respective registration rights of the parties, in the case of RES and IRSA under the Registration Rights Agreement, and in the case of SREP and StepStone under the Investor Rights Agreement, shall include and apply to the Registrable Securities. RES acknowledges that the Company has covenanted and agreed that Section 3(h)(i) of the Investor Rights Agreement shall be deleted in its entirety and replaced with the following:

(i) In connection with any offering involving an underwriting of securities being issued by the Company, the Company shall not be required under Section 3(b) to include any of the Holders’ securities in such underwriting unless such Holders accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, and then only in such quantity, if any, as the underwriters determine, in their sole discretion, marketing factors allow; provided, however, that such determination shall be undertaken with the input of the Holders and Other Holders participating in the offering, if any. If the managing underwriter for the offering shall advise the Company in writing that the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities to be sold other than by the Company that marketing factors allow, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the managing underwriter believes marketing factors allow, with the securities so included to be reduced as follows: (a) all securities which shareholders other than the Company, the Holders and requesting holders pursuant to Section 2.2 of the Registration Rights Agreement dated as of February 1, 2012 (the “IRSA Registration Rights Agreement”) between the Company and RES (the “Other Holders”) seek to include in the offering shall first be excluded from the offering to the extent limitation on the number of shares included in the underwriting is required, and (b) if further limitation on the number of shares to be included in the underwriting is required, then the number of shares held by the Holders and Other Holders that may be included in the underwriting shall be reduced pro rata in accordance with the number of Registrable Securities held by each such Holder and registrable securities under the IRSA Registration Rights Agreement held by each such Other Holder, provided, however, that in no circumstance shall the amount of securities of the selling Holders, as a group, and Other Holders, as a group, included in the offering be reduced below an amount of shares equal to 10% of the total amount of securities to be included in such offering (a “10% Share”) for each such group, provided that if either the Holders or the Other Holders do not wish to include securities in the full amount of their respective 10% Shares, either the Holders or the Other Holders, as applicable, will be entitled to include an additional amount of securities in the offering equal to such unused portion of the 10% Share.

(d) If the Series E Stock is outstanding, but the number of shares outstanding has declined such that the voting rights set forth in Section 6(c) of the terms of the Series E Stock shall no longer be available, and RES holds 15% or more of the voting power of the Company, the Company shall take, or cause to be taken, all actions necessary so that the board of directors of the Company shall consist of no more and no less than seven members. Such board size may thereafter be changed only upon the affirmative vote of 75% of all members of the board of directors. If the board of directors of the Company is set at seven members then the requirement to maintain the board of directors at nine members pursuant to Section 2.02 of the Directors Designation Agreement is hereby waived and the percentages permitting RES to designate directors and the number of directors that RES may designate pursuant to Section 2.02 of the Directors Designation Agreement shall be deemed amended to provide the following:

Voting Ownership Percentage	Number of Directors
29% or more	3
Less than 29%	2
but 15% or more
Less than 15%	1
but 7% or more

This Agreement shall serve as written consent to the provisions in the SREP Agreement that provide a waiver for the requirement to maintain the board at 9 members, and change the director designation percentages as set forth in Section 2.02 of the Investor Rights Agreement.

(e) If a Qualified Equity Offering has not occurred by March 16, 2021, RES may require the Company to submit a proposal to liquidate the Company to the shareholders, provided that the holders of the Series E Stock otherwise hold in the aggregate 50% of the voting power to approve such liquidation of the Corporation.

3. Securities Offering Exemption.

(a) RES represents that it is an “accredited investor” as defined in Rule 501(a)(3) of Regulation D under the Securities Act. RES understands that the shares of Series E Stock are being offered, and if issued, are so being offered and issued, to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws, including Rule 506(c) of Regulation D under the Securities Act, and that the Company is relying with respect to RES in part upon the truth and accuracy of, and compliance with its representations, warranties, agreements, acknowledgments and understanding set forth herein in order to determine the availability of such exemptions and their eligibility to acquire the Series E Stock, and underlying Common Stock, without registration under the Securities Act.

(b) RES warrants that it understands that its investment in the Series E Stock involves risk and that it: (a) is able to fully bear the economic risk of an investment in the Series E Stock, (b) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed investment in the Series E Stock and (c) has had an opportunity to ask questions of and receive answers from the officers of the Company concerning the financial condition and business of Issuer and others matters related to an investment in the Series E Stock. RES represents that it has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Series E Stock.

(c) RES understands that upon the original issuance thereof, and until such time as the same is no longer required under applicable requirements of the Securities Act or applicable state securities laws or the Articles of Incorporation of the Company, any certificates or other instruments representing the Series E Stock, and any certificates or other instruments issued in exchange therefor or in substitution thereof, shall bear customary legends referencing such restrictions on transferability and the legend set forth in Article IX, Section E of such Articles of Incorporation, and that the Company shall make a notation on its records and give instructions to the Company’s transfer agent in order to implement the restrictions on transfer set forth and described herein.

4. Series E Stock Issuance. Upon (a) receipt by RES of evidence reasonably satisfactory to RES that the SREP Agreement remains in full force an effect and has not been amended in any material respect since the date of this Agreement (b) receipt of the exemption from the ownership limitation contemplated by Section 6(a), and (c) such other deliverables contemplated by Section 6(b), SREP agrees to accept 487,738 shares of Series E Stock, each share to be valued at a face amount (and liquidation preference) of $10.00 per share and the amendment of the Note as set forth on Exhibit B.

5. Vote. The Company is obligated to submit three matters for shareholder approval under Section (A)(7), Section (A)(8), and Section (A)(9) of the terms of the Series E Stock. Unless otherwise prohibited by applicable Nasdaq rules, each of RES and IRSA agree to vote all shares of Common Stock, and any other securities entitled to vote thereon, over which they have or share voting control, for the approval such matters.

6. Closing Deliveries.

(a) The parties acknowledge that an exemption from the ownership limitation set forth in the Company’s Articles of Incorporation as provided to permit the issuance of the Series D Stock will similarly be required for the issuance of the Series E Stock and each party is prepared to make, and will make, the required representations, and execute documents with the same substance and content as the representations and documents previously made and executed in connection with the issuance of the Series D Stock, including the items specified in Section 6(b) below.

(b) The Company will deliver to RES the following at or prior to closing:

(i) copies of all authorizations, orders or consents of any governmental body required to consummate the issuance of Series E Stock to RES;

(ii) a certificate of the Secretary or Assistant Secretary of the Company containing a true and correct copy of the resolutions duly adopted by the Company’s Board of Directors, approving and authorizing this Agreement, the SREP Agreement and the transactions contemplated hereby and thereby, which certificate also certifies that such resolutions have not been rescinded, revoked, modified, or otherwise affected and remain in full force and effect;

(iii) a certificate of incumbency of the Company executed by the Secretary or Assistant Secretary of the Company listing the officers of the Company authorized to execute the Agreement and the Ancillary Agreements, which certificate also certifies as to the authority of each such officer to execute the agreements, documents, and instruments on behalf of the Company in connection with the consummation of the transactions contemplated hereby and thereby;

(iv) (A) a copy of the Articles of Incorporation of the Company, certified as of a recent date by the Maryland Division of Assessments and Taxation, and a copy of the bylaws of the Company, certified as of the date hereof by the Secretary or Assistant Secretary of the Company; (B) copies of the articles of incorporation or similar organizational document, as amended, of each subsidiary of the Company listed on Exhibit D hereto (each a “Significant Subsidiary”), certified by the Secretary or Assistant Secretary of the Company, and copies of the code of regulations, bylaws, or similar operating document of each Significant Subsidiary, as amended, certified as of the date hereof by the Secretary or Assistant Secretary of the Significant Subsidiary; and (C) certificates of status, good standing or existence with respect to the Company and each Significant Subsidiary from the Secretary of State of the state under the Laws of which the Company or such Significant Subsidiary is incorporated, organized, as applicable, and of each other state in which the Company is qualified or registered to do business, dated as of a recent date.

(v) a copy of the waiver agreement between the Company and RES, (the “Waiver Agreement”) relating to the waiver by the Company’s Board of Directors of the provisions of the Articles of Incorporation necessary to consummate the issuance and sale of Series E Stock pursuant to this Agreement and the SREP Agreement, duly executed by the Company;

(vi) the opinion of McGrath North Mullin & Kratz, PC LLO, counsel to the Company, relating to specified corporate and legal matters;

(vii) the opinion of McGrath North Mullin & Kratz, PC LLO, counsel to the Company, that commencing with its first taxable year through the taxable year ended December 31, 2016, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code and that the Company’s organization (taking into account the issuance of the Series E Stock pursuant to this Agreement and the SREP Agreement and the transactions contemplated hereby and thereby, the conversion of all shares of Series D Stock, and the conversion of a certain promissory note held by RES) and present and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT for its taxable year ending December 31, 2017 and thereafter (with customary exceptions, assumptions and qualifications and based upon customary representations);

(viii) a copy of the amended and restated investor rights agreement, as amended to address the changes to such agreement contemplated herein, duly executed by the Company; and

(ix) a copy of the SREP Agreement duly executed by the Company and SREP.

7. Miscellaneous.

(a) Successors and Assigns. Any assignment of this Agreement or any of the rights or obligations under this Agreement by any of the parties hereto (whether by operation of law or otherwise) shall be void, invalid and of no effect without the prior written consent of the other parties hereto; subject to any assignment rights in the Investor Agreement or Registration Rights Agreement; provided, further, that any such assignment shall not release, or be construed to release the assignor from its duties and obligations under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

(b) Termination. This Agreement shall terminate (except with respect to Section 5 which shall not terminate) with respect to a party at such time as such party and its affiliates beneficially holds less than 7.0% of the outstanding voting power of the Company; provided that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

(c) Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of New York as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of New York, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

(d) Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by portable document format (pdf) and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(e) Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

(f) Notices. All notices, requests, demands, and other communications hereunder shall be in writing (which shall include communications by e-mail) and shall be delivered (a) in person or by courier or overnight service, or (b) by e-mail with a copy delivered as provided in clause (a), as follows:

If to the Company:

1800 West Pasewalk Ave., Suite 200

Norfolk, Nebraska 68701

Attention: Chief Executive Officer

Telephone: (402) 371-2520

E-mail: bblackham@trustcondor.com

with a copy (which shall not constitute notice) to:

4800 Montgomery Lane, Suite 220

Bethesda, Maryland 20814

Attention: Chief Financial Officer

Telephone: (402) 371-2520

E-mail: jgantt@trustcondor.com

Guy Lawson

McGrath North Mullin & Kratz, PC LLO

First National Tower, Suite 3700

1601 Dodge Street

Omaha, Nebraska 68102

Telephone: (402) 633-1402

E-mail: glawson@mcgrathnorth.com

If to RES or IRSA: as set forth in the Registration Rights Agreement

(g) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of all parties hereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(h) Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

(i) Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CONDOR HOSPITALITY TRUST, INC.

By:	/s/ J. William Blackham
Name:	J. William Blackham
Title:	President and Chief Executive Officer

REAL ESTATE STRATEGIES L.P

By:	JIWIN S.A.
General Partner

	By:	/s/ Fernando Elsztain
Fernando Elsztain

	By:	/s/ Ezepuiel Sawicke
Ezepuiel Sawicke

IRSA Inversiones y Representaciones
Sociedad Anónima

	By:	/s/ Fernando Elsztain
Fernando Elsztain

	By:	/s/ Ezepuiel Sawicke
Ezepuiel Sawicke

Schedule 1

430,000 common stock warrants held by the CEO of the Company, exercisable at $1.92 per share

150,540 common stock warrants exercisable for $.001 per share, issued in exchange for 3,750,000 warrants held by RES. The new warrants equals the number of shares of common stock issuable upon exercise of the old warrants, that were expiring, pursuant to a cashless exercise provision

5,625 options under the the Company’s 2006 stock plan with a weighted average exercise price of $7.53

Common issuable on conversion of Series D Stock

632,249 common shares issuable on the Note

Exhibit A

Terms of Series E Stock

[see separate draft]

Exhibit B

Amended Terms of the Note

Sections 1.2, 3.1 and 3.2 of the Note shall be amended in their entirety to provide the following:

1.1 Interest Payment Dates. Condor shall pay interest quarterly in arrears (“Interest Payment”) on the date that Condor pays a dividend (a “Dividend Payment”) on shares of Condor’s 6.25% Series E Convertible Cumulative Preferred Stock (the “Preferred Stock”). Any partial interest period shall be calculated on the basis of twelve 30-day months and a 360-day year.

1.3 Partial Interest Payment and Accrued Interest. In the event that Condor does not pay a quarterly Dividend Payment, or only pays a partial Dividend Payment, then Condor shall, respectively, not pay an Interest Payment, or pay only a partial Interest Payment equal to the partial percentage of the partial Dividend Payment. Any such unpaid Interest Payment or portion of unpaid Interest Payment will accrue at and will earn additional interest at 6.25%, compounding quarterly. Interest Payments shall be applied first to any unpaid Interest Payments and portion of unpaid Interest Payment.

3.1 Optional Conversion. RES at its option may at any time convert this Note, in whole or part, by notice delivered to Condor, into a number of shares of common stock, par value $.01, of Condor (the “Common Stock”), determined by dividing the Principal Amount to be converted by $1.60 (the “Note Conversion Price”), provided that, any such conversion shall be reduced such that RES, together with its affiliates, does not beneficially own more than 49% of the voting stock of Condor. Any such conversion shall reduce the Principal Amount proportionally.

If Condor, at any time while this Note is outstanding: (i) pays a stock dividend or makes a distribution to holders of any class or series of capital stock of Condor in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by Condor upon conversion of its 6.25% Cumulative Convertible Series E Preferred Stock (the “Series E Stock”)), (ii) subdivides outstanding shares of Common Stock into a greater number of shares, (iii) combines its outstanding shares of Common Stock into a smaller number of shares, or (iv) issues any shares of its capital stock by reclassification of the Common Stock, or (v) undertakes any transaction similar to or having the effect of the foregoing transactions, then the Note Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of Condor) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this provision shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

3.2 Required Conversion. Any time the Series E Stock is required by its terms to be converted into Common Stock, or the Series E Stock is redeemed in whole, this Note shall be automatically converted into the number of shares of Common Stock determined by dividing the Principal Amount by the Note Conversion Price, provided that, any such conversion shall be reduced such that RES, together with its affiliates, does not beneficially own more than 49% of the voting stock of Condor, and this Note in part on in whole shall be thereafter converted from time to time when any such conversion will not result in RES, together with its affiliates, beneficially owning more than 49% of the voting stock of Condor. Any such partial conversion shall reduce the Principal Amount proportionally.

EXHIBIT A

ARTICLES SUPPLEMENTARY

OF

CONDOR HOSPITALITY TRUST, INC.

Condor Hospitality Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland as follows:

FIRST: Under a power contained in Article III of the Amended and Restated Articles of Incorporation, as amended, of the Corporation (the “Articles”) and pursuant to Section 2-208 of the Maryland General Corporation Law, the Board of Directors of the Corporation (the “Board”), by duly adopted resolutions, classified and established 925,000 shares of authorized but unissued Preferred Stock, $.01 par value per share, of the Corporation as shares of Series E Cumulative Convertible Preferred Stock, with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption (which, upon any restatement of the Articles, may be made a part of the Articles, with any necessary or appropriate changes to the numeration or lettering of the sections or subsections hereof). Capitalized terms used but not defined herein shall have the meanings given to them in the Articles.

A.	Terms of the Series E Cumulative Convertible Preferred Stock.

1. Designation and Number. A series of Preferred Stock, designated the “Series E Cumulative Convertible Preferred Stock”, is hereby established (and is herein referred to as the “Series E Preferred Stock”). The number of authorized shares of Series E Preferred Stock shall be 925,000.

2. Maturity. The Series E Preferred Stock has no stated maturity and will not be subject to any sinking fund or, except as described in Section 7 and Section 8 below, mandatory redemption or forced conversion.

3. Rank. The Series E Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, rank (a) prior or senior to the Common Stock issued by the Corporation; (b) prior or senior to all classes or series of Preferred Stock issued by the Corporation, the terms of which specifically provide that such shares rank junior to the Series E Preferred Stock with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation (together with the Common Stock, collectively, “Junior Shares”), (c) on a parity with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation with all classes or series of shares of Preferred Stock issued by the Corporation, the terms of which specifically provide that such shares rank on a parity with the Series E Preferred Stock (collectively, “Parity Shares”) and (d) junior to all existing and future indebtedness of the Corporation.

4. Dividends.

(a) Holders of Series E Preferred Stock shall be entitled to receive, when and as authorized by the Board, or a duly authorized committee thereof, and declared by the Corporation out of funds of the Corporation legally available for payment, preferential cumulative cash dividends at the rate of 6.25% per annum of the face value per share (equivalent to a fixed annual amount of $0.625 per share), subject to increase as provided in Section 4(c) below. Such dividends shall be cumulative from the date of original issue and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 (or, if not a Business Day (as defined below), the next succeeding Business Day, each a “Dividend Payment Date”) for the period ending on such Dividend Payment Date, commencing on the date of issue. “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required to close. The first dividend on the Series E Preferred Stock will be paid on March 31, 2017 with respect to the period beginning on the date of issue and ending on March 31, 2017 and will be less than a full quarter payment. Any dividend payable on the Series E Preferred Stock for any partial dividend period will be computed on the basis of twelve 30-day months and a 360-day year. Dividends will be payable in arrears to holders of record as they appear on the share records of the Corporation at the close of business on the applicable record date, which shall be the 15th day of March, June, September or December, as the case may be, immediately preceding the applicable Dividend Payment Date or such other date designated by the Board for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”).

(b) No dividends on the Series E Preferred Stock shall be authorized by the Board or declared or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation relating to the Corporation’s indebtedness prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(c) Notwithstanding the foregoing, dividends on the Series E Preferred Stock will accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends, whether or not such dividends are declared and whether or not such dividends are prohibited by agreement. Accrued but unpaid dividends on the Series E Preferred Stock will accumulate and will earn additional dividends at 9.5%, or 12.5% if a Qualified Offering (as defined below) has not occurred, compounding quarterly. Except as set forth in the next sentence, no dividends will be declared or paid or set apart for payment on any Parity Shares or Junior Shares (other than a dividend payable in Junior Shares) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series E Preferred Stock for all past dividend periods and the then-current dividend period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series E Preferred Stock and any Parity Shares, all dividends declared upon the Series E Preferred Stock and such Parity Shares shall be declared pro rata so that the amount of dividends declared per share of Series E Preferred Stock and per Parity Share shall in all cases bear to each other the same ratio that accrued dividends per share on the Series E Preferred Stock and such Parity Shares (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) bear to each other.

Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series E Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then-current dividend period, no dividends (other than a dividend payable in Junior Shares) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock, or any Parity Shares or Junior Shares, nor shall the Common Stock, any other Junior Shares or any Parity Shares be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for any other class or series of capital stock of the Corporation constituting Junior Shares and upon liquidation or redemption for the purpose of preserving the Corporation’s qualification as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”), or complying with the provisions of Article VIII of the Articles). Holders of Series E Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series E Preferred Stock as provided above. Any dividend payment made on the Series E Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable. As provided herein, accrued but unpaid dividends on the Series E Preferred Stock will accumulate and will earn additional dividends at 9.5%, or 12.5% if a Qualified Offering has not occurred, compounding quarterly.

5.	Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the Series E Preferred Stock are entitled to be paid out of the assets of the Corporation legally available for distribution to its shareholders, before any distribution of assets is made to holders of the Corporation’s Common Stock or any other Junior Shares, a liquidation preference of $10.00 per share in cash (the “Liquidation Preference”) and (i) an amount equal to any accrued and unpaid dividends to the date of payment and (ii), in the case of a liquidation, dissolution or winding up that occurs on or after March 16, 2021, and in the event a Qualified Offering has not occurred prior to the time of such liquidation, dissolution or winding up, the additional sum of the Net Series E Per Share Additional Liquidation Preference (as defined below)

(b) As provided herein, accrued but unpaid dividends on the Series E Preferred Stock will accumulate and will earn additional dividends at 9.5%, or 12.5% if a Qualified Offering has not occurred, compounding quarterly. The Corporation will promptly provide to the holders of the Series E Preferred Stock written notice of any event triggering the right to receive such Liquidation Preference. The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation, trust or entity with or into the Corporation, the sale, lease or conveyance of all or substantially all of the property or business of the Corporation or a statutory share exchange, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

(c) In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of capital stock of the Corporation or otherwise is permitted under Maryland law, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of shares of capital stock of the Corporation whose preferential rights upon distribution are superior to those receiving the distribution.

(d) “Qualified Offering” means (i) the sale of Common Stock in a single offering of at least $50,000,000 or (ii) the sale of Common Stock in up to three separate offerings totaling at least $75,000,000 in the aggregate, in each case at an offering price of $1.60 per share (appropriately adjusted in the same manner as the Conversion Price pursuant to Section 8 below) or more.

“Net Series E Per Share Additional Liquidation Preference” shall mean an amount equal to [A—B +/- C]/925,000, where:

A = $16,135,263

B = the (i) amount to the extent by which the per share weighted market sale price average of the Common Stock, as reported by the Nasdaq Stock Market or any other national securities exchange on which the Common Stock are then listed for trading, or if none, the most recently reported “over the counter” trade price, for the 30 trading days (or such longer trading period as required to have at least 5 trading days on which trades occurred) preceding the public disclosure of the liquidation, dissolution or winding up exceeds $1.60 per share, multiplied by (ii) 39,644,474.

C =

(i) subtract the amount, if any positive amount, prorated for any partial year, by which the (A) aggregate cash dividends paid on 39,644,474 shares of Common Stock during the Dividend Benefit Measuring Period (as defined below) exceeds (B) an amount equal to the equivalent of a 6.25% annual dividend on securities with a face value of $63,463,159 as if paid during the Dividend Measuring Period (and if there are accumulated but unpaid dividends on the Series E Preferred Stock, 9.5% or 12.5% on equivalent dividends as if accumulated and unpaid for the same periods in the same manner as provided in Section 5(b)); or

(ii) add the amount, if any positive amount, prorated for any partial year, by which (A) an amount equal to the equivalent of a 6.25% annual dividend on securities with a face value of $63,463,159 as if paid during the Dividend Measuring Period (and if there are accumulated but unpaid dividends on the Series E Preferred Stock, 9.5% or 12.5% on equivalent dividends as if accumulated and unpaid for the same periods in the same manner as provided in Section 5(b)) is greater than (B) the aggregate cash dividends paid on 39,644,474 shares of Common Stock during the Dividend Benefit Measuring Period.

“Dividend Measurement Period” shall mean the period commencing on the date of issuance of the Series E Preferred Stock and ending on the date immediately preceding the public disclosure of the liquidation, dissolution or winding up of the Corporation.

(e) If upon any liquidation, dissolution or winding up of the Corporation, the available assets of the Corporation, or proceeds thereof, distributable among the holders of Series E Preferred Stock shall be insufficient to pay in full the above described preferential amount and liquidating payments on any other class or series of Parity Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of Series E Preferred Stock and any such other Parity Shares ratably in the same proportion as the respective amounts that would be payable on such Series E Preferred Stock and any such other Parity Shares if all amounts payable thereon were paid in full.

(f) Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Series E Preferred Stock and any Parity Shares, the holders of the Series E Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation.

6. Voting Rights.

(a) Except as otherwise provided herein, the holders of Series E Preferred Stock shall not have any voting rights.

(b) So long as any shares of Series E Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of not less than 75% of the Series E Preferred Stock, given in person or by proxy, either in writing or at a meeting (voting separately as a class):

(i) amend, alter, repeal or make other changes to any provision hereof of any provision elsewhere in the Articles so as to adversely affect any right, preference, privilege or voting power of the Series E Preferred Stock or the holders thereof, including without limitation any amendment, alteration, repeal or other change effected in connection with a merger, consolidation or similar transaction (any such transaction, which for the avoidance of doubt does not include any liquidation, dissolution or winding up of the Corporation, an “Event”);

(ii) authorize, create or issue, or increase the authorized or issued amount of, any class or series of capital stock or rights to subscribe to or acquire any class or series of capital stock or any class or series of capital stock convertible into any class or series of capital stock, in each case ranking on a parity with or senior to, the Series E Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation or otherwise, or reclassify any shares of capital stock into any such shares; or

(iii) agree or commit to do any of the foregoing.

provided, however, that any Event in which the Series E Preferred Stock (or any equivalent class or series of stock or shares issued by the surviving corporation, trust or other entity in connection with such Event) remains outstanding after such Event with the same ranking, preferences, rights, voting powers and other terms as provided herein unchanged shall not be deemed to adversely affect the rights, preferences, privileges or voting power of holders of the Series E Preferred Stock for purposes of Section 6(b)(i) above; and provided, further, that any Event and any liquidation, dissolution or winding up of the Corporation in which the holders of Series E Preferred Stock receive cash in the amount of the Liquidation Preference plus accrued and unpaid dividends in exchange for each of their shares of Series E Preferred Stock will not be subject to Section 6(b)(i) above.

(c) So long as 434,750 shares of Series E Preferred Stock (47% of the originally issued shares of Series E Preferred Stock) remain outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of not less than 75% of the Series E Preferred Stock then outstanding, given in person or by proxy, either in writing or at a meeting (voting separately as a class):

(i) merge, consolidate, liquidate, dissolve or wind up the Corporation or sell, lease or convey all or substantially all of the assets of the Corporation;

(ii) engage in any transaction in which the Corporation is to be a participant and the amount involved exceeds $120,000, other than employment compensation, and in which any of the Corporation’s directors or executive officers or any member of their immediate families will have a material interest, exclusive of interests arising solely from the ownership of a class of equity securities of the Corporation provided that all holders of such class of equity securities receive the same benefit on a pro rata basis;

(iii) except for dividends or distributions of cash from the Corporation’s funds from operations and except as required to preserve the Corporation’s qualification as a real estate investment trust under the Code, declare or pay any dividends or other distributions on shares of Common Stock or any other Junior Shares;

(iv) grant an exemption from the Ownership Limit set forth in the Articles of Incorporation pursuant to Section (A)(7) of the Articles of Incorporation, or otherwise, provided that the Board of Directors may by affirmative majority vote of Directors present at a meeting at which a quorum is present, may grant additional exemptions pursuant to Section (A)(7) of the Articles of Incorporation to prior recipients of such exemptions, and their affiliates, if such recipients were shareholders as of February 28, 2017;

(v) issue any preferred stock of the Corporation; or

(vi) agree or commit to do any of the foregoing.

(d) With respect solely to the exercise of the above described voting rights in this Section 6, each share of Series E Preferred Stock shall have one vote per share except that when any other class or series of preferred stock shall have the right to vote with the Series E Preferred Stock as a single class, then the Series E Preferred Stock and such other class or series shall have one vote per each $10.00 of stated liquidation preference.

The foregoing voting provisions in this Section 6(b) will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series E Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

7.	Redemption.

(a) The Corporation, upon not less than 30 nor more than 60 calendar days’ prior written notice, may at its option at any time after a Qualified Offering or from time to time thereafter, select a redemption date or dates to redeem up to a total of 490,250 shares of Series E Preferred Stock, in all cases for cash at a redemption price equal to the Redemption Amount per share, plus all accrued and unpaid dividends thereon to the date of redemption provided that (x) redemptions are made pro rata (as nearly as practicable without creating factional shares) to all holders of Series E Preferred Stock, and (y) the Corporation shall not borrow funds, or delay making any capital expenditures or paying any operating expenses, for the purpose of making any such partial redemptions.

The “Redemption Amount” with respect to a share of Series E Preferred stock shall mean:

(i) 110% of the Liquidation Preference for redemption on or before March 16, 2019 ;

(ii) 120% of the Liquidation Preference for redemption from March 16, 2019 and prior to March 16, 2020; and

(iii) 130% of the Liquidation Preference for redemption on or after March 16, 2020.

If notice of redemption of any of the Series E Preferred Stock has been given by the Corporation pursuant to this Section 7(a) and if the funds necessary for such redemption have been set aside, separate and apart from other funds, by the Corporation in trust for the pro rata benefit of the holders of any Series E Preferred Stock so called for redemption, then from and after the date of redemption dividends will cease to accrue on such Series E Preferred Stock, such Series E Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price and except that conversion rights will continue up to the date the redemption price is paid. A holder of Series E Preferred Stock shall continue to have all preferences, conversion and other rights, and voting powers set forth herein with respect to all shares of Series E Preferred Stock subject to a notice of redemption under this Section 7(a) until such time as the holder receives the redemption price for such shares, for the avoidance of doubt, a holder may exercise conversion rights with respect to any shares of the holder’s Series E Preferred Stock so called for redemption up to the date of the payment of the redemption price of such shares to such holder.

(b) Unless full cumulative dividends on all Series E Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then-current dividend period, no Series E Preferred Stock shall be redeemed unless all outstanding Series E Preferred Stock is simultaneously redeemed and the Corporation shall not purchase or otherwise acquire, directly or indirectly, any Series E Preferred Stock (except by exchange for any Junior Shares); provided, however, that the foregoing shall not prevent the purchase by the Corporation of any Series E Preferred Stock in accordance with Article IX of the Articles, or the purchase or acquisition of Series E Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series E Preferred Stock. Subject to applicable law and the limitation on purchases when dividends on the Series E Preferred Stock are in arrears, the Corporation shall be entitled at any time and from time to time to repurchase any Series E Preferred Stock pro rata from the holders of the Series E Preferred Stock by tender or by private agreement transactions duly authorized by the Board.

(c) Notice of redemption by the Corporation of the Series E Preferred Stock shall be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 calendar days prior to the date of redemption. A similar notice shall be mailed by the Corporation by first class mail, postage prepaid, not less than 30 nor more than 60 calendar days prior to the date of redemption, addressed to each holder of record of the Series E Preferred Stock to be redeemed at such holder’s address as the same appears on the share records of the Corporation. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series E Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the date of redemption; (ii) the redemption price; (iii) the number of shares of Series E Preferred Stock to be redeemed; (iv) the place or places where the Series E Preferred Stock is to be surrendered for payment of the redemption price; and (v) dividends will cease to accrue on the redemption date.

(d) Immediately prior to any redemption of Series E Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends through the date of redemption, unless a date of redemption falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series E Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.

(e) All Series E Preferred Stock redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and reclassified as authorized but unissued Preferred Stock, without designation as to class or series, and may thereafter be reissued as any class or series of Preferred Stock in accordance with the applicable provisions hereof and elsewhere in the Articles.

8. Conversion.

(a) The conversion price for each share of the Series E Preferred Stock shall equal $2.13 and shall be subject to adjustment as set forth in Section 8 below (the “Conversion Price”). Subject to obtaining shareholder approval pursuant to Nasdaq Marketplace Rules as described below, each share of Series E Preferred Stock shall be convertible in accordance with the terms of this Section 8, at any time and from time to time from and after February 28, 2019 at the option of the holder thereof, into that number of shares of Common Stock determined by dividing the Liquidation Preference of such share of Series E Preferred Stock, plus the aggregate accrued or accumulated and unpaid dividends thereon through the Conversion Date (as defined below), by the Conversion Price in effect on the Conversion Date. A holder of the Series E Preferred Stock shall effect any such conversion by providing the Corporation with a written conversion notice (each, a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Series E Preferred Stock to be converted, the number of shares of Series E Preferred Stock owned prior to the conversion at issue, the number of shares of Series E Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effective (such effective date, the “Conversion Date”); provided, however, that the Conversion Date may not be less than 30 days after the date on which the Notice of Conversion is delivered to the Corporation. If a Conversion Date is not specified, or is less than 30 calendar days after delivery of the Notice of Conversion, the Notice of Conversion shall be effective on the 30th day (or if such day is not a Business Day, the next Business Day) following delivery of the Notice of Conversion.

(b) Upon receipt of a Notice of Conversion, the Corporation shall promptly notify all other holders of Series E Preferred Stock, if any (each, a “Non-converting Holder”), that a Notice of Conversion has been delivered and provide each Non-converting Holder with a copy of such Notice of Conversion. The Board shall deliver a waiver of the Ownership Limit to a Non-converting Holder pursuant to Article IX(A)(7) of the Articles prior to the Conversion Date if (i) such Non-converting Holder provides the Board the representations and undertakings specified in Article IX(A)(7) of the Articles prior to the Conversion Date and (ii) the Board has received the opinion of counsel specified in Article IX(A)(7) of the Articles prior to the Conversion Date (which the Corporation shall use commercially reasonable efforts to obtain, at the Corporation’s expense). In the event a Non-converting Holder fails to provide such representations and undertakings, or the Corporation is unable to obtain such opinion of counsel notwithstanding commercially reasonable efforts to do so, the minimum number of shares of Series E Preferred Stock held by such Non-converting Holder necessary to cause such Non-converting Holder to satisfy the Ownership Limit shall automatically without any further action by such Non-converting Holder or the Corporation convert (along with the aggregate accrued or accumulated and unpaid dividends thereon) into an aggregate number of shares of Common Stock (including any fraction of a share) determined in accordance with this Section 8 on the Conversion Date, concurrently with the conversion of the shares specified in the Notice of Conversion.

(c) At the first annual meeting of shareholders following the issuance of the Series E Preferred Stock, the Corporation shall seek (and use commercially reasonable efforts to obtain) shareholder approval of an amendment to the Articles that, in connection with any conversion of the Series E Preferred Stock, eliminates the requirement that the Board obtain such representations and undertakings from a Person as are reasonably necessary to ascertain that no individual’s Beneficial Ownership or Constructive Ownership of shares of the Series E Preferred Stock will violate the Ownership Limit, so long as the Board is able to obtain the opinion of counsel specified in Article IX(A)(7) of the Articles. In the event such amendment is approved by the shareholders of the Corporation, the second and third sentences of Section 9(b) above shall deemed to be amended to eliminate the requirement for a Non-Converting Holder to deliver the representations and undertakings specified in Article IX(A)(7) of the Articles.

(d) “Qualified Pricing Event” means the Common Stock trades for 60 consecutive trading days (or such longer trading period to have at least 5 trading days on which trades occurred) at a weighted market sales price average equal to or greater than 120% of the Conversion Price as reported by the Nasdaq Stock Market or any other national securities exchange on which the Common Stock are then listed for trading, or if none, the as reported “over the counter” trade price for such time period (a “Qualified Pricing Event Period”). In the event of a Qualified Pricing Event, an aggregate number of shares of Series E Preferred    Stock (including any fraction of a share) as is determined by (i) multiplying the daily weighted market sales price average by the daily average volume of the Common Stock during the Qualified Pricing Event Period, and then (ii) multiplying the result by 15, and then (iii) dividing that result by the Liquidation Preference (the “Qualified Number of Shares”) shall automatically convert into an aggregate number of shares of Common Stock (including any fraction of a share) as is determined by (x) multiplying the Qualified Number of Shares (including any fraction of a share) by the Liquidation Preference thereof, and then (y) dividing the result by the Conversion Price then in effect. The 60th trading date (or last day of such longer trading period needed to have at least 5 trading days on which trades occurred at the required weighted market sales price average) of a Qualified Pricing Event shall be deemed a Conversion Date and such automatic conversion of the Qualified Number of Shares into shares of Common Stock shall be deemed to have occurred in accordance with the terms hereof at 5:00 p.m. New York City time on such date. No automatic conversion of Series E Preferred Stock shall occur pursuant to this Section 8(d) during a period of 90 calendar days following an automatic conversion of Series E Preferred Stock (an “Automatic Conversion Limitation Period”) but may occur on the 91st day and any day thereafter, unless prohibited by another Automatic Conversion Limitation Period.

The shares of Series E Preferred Stock that are converted into the number of shares of Common Stock as provided in this Section 8(d) (i) shall be automatically converted upon the occurrence of a Qualified Pricing Event without any further action by the holders of such shares or the Corporation, and (ii) shall be made pro rata (as nearly as practicable without creating factional shares) to all holders of Series E Preferred Stock. As promptly as practicable following such Qualified Pricing Event, the Corporation shall send each holder of shares of Series E Preferred Stock written notice of such event and the number of such holder’s shares of Series E Preferred Stock that were automatically converted, along with the payment of any accrued and unpaid dividends with respect to such shares of Series E Preferred Stock through the Conversion Date. Upon receipt of such notice and any such payment, each holder shall surrender to the Corporation the certificate or certificates representing all shares of Series E Preferred Stock being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), unless such shares are held in uncertificated form, and upon receipt thereof by the Corporation such holder shall be issued a certificate or certificates representing the shares of Common Stock into which such shares of Series E Preferred Stock were converted.

(e) To receive shares of Common Stock upon conversion of shares of Series E Preferred Stock, a holder shall surrender the certificate(s) representing the shares of Series E Preferred Stock to be converted to the Corporation together with the delivery of the Notice of Conversion, if applicable, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers) unless such shares are held in uncertificated form. Shares of Series E Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled.

(f) Promptly after each Conversion Date, the Corporation shall deliver, or cause to be delivered, to the converting holder a certificate or certificates representing the number of shares of Common Stock being acquired upon the conversion of the Series E Preferred Stock.

(g) No fractional Common Stock shall be issued upon conversion of Series E Preferred Stock. All Common Stock (including fractions thereof) issuable upon conversion of Series E Preferred Stock shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the exercise would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional shares, pay cash equal to the product of such fraction multiplied by the fair market value per share of Common Stock on the Conversion Date (as reported by the Nasdaq Stock Market or any other national securities exchange on which the Common Stock is then listed for trading, or if none, the most recently reported “over the counter” trade price or if none, as determined in good faith by the Board).

(h) The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series E Preferred Stock, free from all liens and preemptive rights, a sufficient number of shares of Common Stock to effect the conversion of all then-outstanding shares of Series E Preferred Stock in accordance with the terms hereof. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable. The Corporation shall use its best efforts to list the Common Stock required to be delivered upon conversion of the Series E Preferred Stock, prior to such delivery, upon any national securities exchange upon which the Common Stock is listed at the time of such delivery.

(i) The issuance of certificates for shares of the Common Stock on conversion of the Series E Preferred Stock shall be made without charge to any holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holders of such shares of Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(j) At the first annual meeting of shareholders following the issuance of the Series E Preferred Stock, the Corporation shall seek (and use best efforts to obtain) shareholder approval pursuant to applicable Nasdaq Marketplace Rules of the Conversion Price to be used to determine the number of shares of Common Stock issued upon conversion of the Series E Preferred Stock. In the event shareholder fail to so approve the Corporation, the Corporation will successively seek similar approval at the next annual meetings of shareholders until February 28, 2022. If shareholder approval is not obtained, the Series E Preferred Stock shall not be convertible.

9. Certain Adjustments and Rights.

(a) If the Corporation, at any time while this Series E Preferred Stock is outstanding: (i) pays a stock dividend or makes a distribution to holders of any class or series of capital stock of the Corporation in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of this Series E Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a greater number of shares, (iii) combines its outstanding shares of Common Stock into a smaller number of shares, or (iv) issues any shares of its capital stock by reclassification of the Common Stock, or (v) undertakes any transaction similar to or having the effect of the foregoing transactions, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. As an example of an adjustment, an 8 for 1 reverse stock split would cause a $2.00 conversion price to be a $16.00 converion price. Any adjustment made pursuant to this Section 9(a) (shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(b) If at any time after the issuance of the Series E Preferred Stock, the Corporation issues any rights, options or warrants pro rata to all holders of Common Stock to purchase Common Stock (or securities convertible into or exchangeable for Common Stock) (the “Purchase Rights”), then each holder of Series E Preferred Stock shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder would have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of such holder’s Series E Preferred Stock immediately before the date on which a record is taken for the issuance of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the issuance of such Purchase Rights.

(c) Whenever the Conversion Price is adjusted pursuant to any provision of this Section 9, the Corporation shall promptly deliver to each holder of Series E Preferred Stock a written notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(d) Notwithstanding anything herein to the contrary, no adjustment of the Conversion Price shall be made in an amount less than $.01 per share, and any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which together with any adjustments so carried forward shall amount to $.01 per share or more.

10. Put Right.

(a) Subject to obtaining shareholder approval pursuant to Nasdaq Marketplace Rules as described below, each holder of Series E Preferred Stock will have the right (a “Put Right”), exercised by notice delivered by such holder to the Corporation on or after March 16, 2021 (a “Put Right Notice”), to require the Corporation to redeem all, but not less than all, of such holder’s then outstanding Series E Preferred Stock at a value per share of at 130% of the Liquidation Preference plus accrued and unpaid dividends on a date specified in the Put Right Notice (a “Put Right Exercise Date”); provided, however, that a Put Right Exercise Date may not be less than 30 calendar days after the date on which a Put Right Notice is delivered to the Corporation. If a Put Right Exercise Date is not specified, or is less than 30 calendar days after the delivery of the Put Right Notice, the Put Right Notice shall be effective on the 30th calendar day (or if such day is not a Business Day, the next Business Day) following the delivery of the Put Right Notice.    Any redemption pursuant to a Put Right shall be in cash or Common Stock at the election of the Corporation. If in connection with the exercise of a Put Right the Corporation elects to redeem the Series E Preferred Stock with Common Stock, then the number of shares of

Common Stock issued shall be determined by dividing (i) the sum of (a) 130% of the aggregate Liquidation Preference of the shares of Series E Preferred Stock to be redeemed and (b) any accrued and unpaid dividends with respect to such shares of Series E Preferred Stock through the redemption by (ii) the market value of the Common Stock. The market value per share of the Common Stock payment (the “Put Right Common Stock Market Value”) shall be the greater of (a) the weighted market sale price average of the Common Stock for the 30 trading days (or such longer trading period as required to have at least 5 trading days on which trades occurred) preceding the Put Right Notice, and (b) if the shareholder described in Section 10(b) is obtained, $0.75 (appropriately adjusted in the same manner as the Conversion Price pursuant to Section 9).

(b) Upon receipt of a Put Right Notice, the Corporation shall promptly notify all other holders of Series E Preferred Stock, if any (each, a “Non-exercising Holder”), that a Put Right Notice has been delivered and provide each Non-exercising Holder with a copy of such Put Right Notice. The Board shall deliver a waiver of the Ownership Limit to a Non-exercising Holder pursuant to Article IX(A)(7) of the Articles prior to the Put Right Exercise Date if (i) such Non-exercising Holder provides the Board the representations and undertakings specified in Article IX(A)(7) of the Articles prior to the Put Right Exercise Date and (ii) the Board has received the opinion of counsel specified in Article IX(A)(7) of the Articles prior to the Put Right Exercise Date (which the Corporation shall use commercially reasonable efforts to obtain, at the Corporation’s expense). In the event a Non-exercising Holder fails to satisfy the conditions of any existing waiver previously granted to it, and fails to provide such representations and undertakings, or the Corporation is unable to obtain such opinion of counsel notwithstanding commercially reasonable efforts to do so, the minimum number of shares of Series E Preferred Stock held by such Non-exercising Holder necessary to cause such Non-exercising Holder to satisfy the Ownership Limit shall without any further action by such Non- exercising Holder or the Corporation automatically be converted (along with the aggregate accrued or accumulated and unpaid dividends thereon) into an aggregate number of shares of Common Stock (including any fraction of a share) determined in accordance with this Section 10 on the Put Right Exercise Date, concurrently with the conversion of the shares specified in the Put Right Conversion; provided, however, that the Non-exercising Holder shall, if necessary, be permitted, in connection with the exercise by another Holder of its Put Right, to put such portion of its shares above as may be required to enable the Corporation to obtain the opinion of counsel contemplated above or to satisfy the conditions of any existing waiver previously granted to it (the “Secondary Put Right”). The consideration delivered by the Corporation in connection with the exercise of a Secondary Put Right shall be calculated in accordance with the pricing mechanism specified in paragraph (a) and shall be paid with the same type and proportion of consideration elected by the Corporation with respect to the Put Right.

(c) At the first annual meeting of shareholders following the issuance of the Series E Preferred Stock, the Corporation shall seek (and use best efforts to obtain) shareholder approval pursuant to applicable Nasdaq Marketplace Rules of the Put Right Common Stock Market Value to be used to determine the number of shares of Common Stock issued upon exercise of a Put Right. In the event shareholder fail to so approve the Put Right Common Stock Market Value, the Corporation will successively seek similar approval at the next annual meetings of shareholders until February 28, 2022. If shareholder approval is not obtained, the Put Right shall not be exercisable.

11. Articles of Incorporation and Bylaws.

The rights of all holders of the Series E Preferred Stock and the terms of the Series E Preferred Stock are subject to the provisions of the Articles and the Bylaws of the Corporation, including, without limitation, the restrictions on transfer and ownership contained in Article IX of the Articles.

B. Exclusion of Other Rights.

Except as may otherwise be required by applicable law, the Series E Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, other than those specifically set forth herein or elsewhere in the Articles. The Series E Preferred Stock shall have no preemptive or subscription rights.

C. Headings of Subdivisions.

The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

D. Severability of Provisions.

If any voting power, preference or relative, participating, optional and other special right of the Series E Preferred Stock is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series E Preferred Stock and qualifications, limitations and restrictions thereof set forth herein which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences or relative, participating, optional or other special rights of Series E Preferred Stock or qualifications, limitations and restrictions thereof shall be given such effect. None of the voting powers, preferences or relative participating, optional or other special rights of the Series E Preferred Stock or qualifications, limitations or restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences or relative, participating, optional or other special right of Series E Preferred Stock or qualifications, limitations or restrictions thereof unless so expressed herein.

SECOND: The shares of Series E Cumulative Convertible Preferred Stock have been classified and established by the Board under the authority contained in the Articles.

THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FOURTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and attested to it by its Treasurer on this 28th day of February, 2017.

CONDOR HOSPITALITY TRUST, INC.

By:
Name: J. William Blackham
Title: Chief Executive Officer

ATTEST:

By:
Name: Patricia M. Morland
Title: Treasurer